Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2012
THIRD QUARTER RESULTS

Raises Fiscal 2012 Expectations

OSHKOSH, WI — (July 26, 2012) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2012 third quarter net income attributable to Oshkosh Corporation common shareholders of $75.7 million, or $0.82 per diluted share, compared to $68.4 million, or $0.75 per diluted share, in the third quarter of fiscal 2011. Results for the third quarter of fiscal 2012 included benefits related to discrete tax items of $0.07 per share.

Consolidated net sales in the third quarter of fiscal 2012 were $2.18 billion, an increase of 7.6 percent compared to the prior year third quarter. Higher sales in all non-defense segments, led by the access equipment segment, offset lower defense segment sales.

Consolidated operating income in the third quarter of fiscal 2012 was $124.5 million, or 5.7 percent of sales, compared to $126.0 million, or 6.2 percent of sales, in the prior year third quarter. Increased earnings on higher access equipment segment sales and improved commercial segment performance were offset by lower defense segment earnings.

“Strong execution of our MOVE strategy initiatives supported improved results from the second to the third fiscal quarters,” said Charles L. Szews, Oshkosh Corporation president and chief executive officer. “Each of our non-defense segments also posted improved performance and higher operating income margins compared with the third quarter of last year. Margin improvement was particularly strong in the access equipment and commercial segments due in part to our continuing efforts to reduce our product, process and overhead costs. Our defense segment performed well by delivering another quarter of improved margins on the FMTV program and just last week we announced an order for future sales of 750 M-ATVs to the United Arab Emirates.”

-more-

Szews continued, “This morning, we also announced that we are exiting two small businesses, our ambulance and European mobile medical businesses, in our fire & emergency segment. These were difficult, but necessary actions that will reduce costs and help the fire & emergency segment focus on profitably growing its core business across the globe.

“We will continue to invest in and execute on our MOVE strategy. While we are still in the early stages of this multi-year strategy, we expect to achieve substantial improvements in profitability and operational performance,” concluded Szews.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 40.4 percent to $814.6 million for the third quarter of fiscal 2012 compared to the prior year third quarter principally as a result of higher unit volumes and the realization of previously announced price increases. Sales grew by double-digit percentages compared to the prior year quarter in all major regions of the globe, with the largest increase in North America driven largely by replacement of aged equipment.

In the third quarter of fiscal 2012, access equipment segment operating income nearly tripled to $88.2 million, or 10.8 percent of sales, compared to prior year third quarter operating income of $29.5 million, or 5.1 percent of sales. The increase in operating results reflected higher volume, the realization of previously announced price increases and manufacturing efficiencies, offset in part by higher material costs.

Defense — Defense segment sales decreased 13.4 percent to $958.5 million for the third quarter of fiscal 2012 compared with the prior year third quarter. The decrease was primarily due to lower shipments under the Family of Heavy Tactical Vehicles (FHTV) and MRAP-All Terrain Vehicle (M-ATV) programs, as well as lower aftermarket parts sales, offset in part by higher Family of Medium Tactical Vehicles (FMTV) unit sales as the Company reached and sustained full rate production under the FMTV contract during the quarter.

In the third quarter of fiscal 2012, defense segment operating income decreased 64.3 percent to $40.2 million, or 4.2 percent of sales, compared to prior year third quarter operating income of $112.5 million, or 10.2 percent of sales. The decrease in operating income was largely due to adverse changes in product mix, lower sales volumes and charges from revenue and cost estimate changes on undefinitized contracts, offset in part by the absence of costs incurred with the ramp-up of production under the FMTV contract in the third quarter of fiscal 2011. The Company further improved profit margins under the FMTV program during the third quarter from the second quarter of fiscal 2012.

Fire & Emergency — Fire & emergency segment sales for the third quarter of fiscal 2012 increased 13.9 percent from the prior year quarter to $246.1 million. The increase in sales primarily reflected increased international shipments and the delivery of Rapid Intervention Vehicles (RIV) under a contract with the United States Air Force.

The fire & emergency segment reported operating income of $6.4 million, or 2.6 percent of sales, for the third quarter of fiscal 2012 compared to $4.4 million, or 2.0 percent of sales, in the prior year quarter. Operating income benefitted from higher sales in the third quarter of fiscal 2012.

Commercial — Commercial segment sales increased 11.2 percent to $176.2 million in the third quarter of fiscal 2012 compared to the prior year quarter. The increase in sales was primarily attributable to increased concrete placement vehicle volume compared to very low prior year volume and increased demand for aftermarket parts & service, offset in part by lower intersegment sales to the defense segment.

The commercial segment reported operating income of $12.1 million, or 6.9 percent of sales, for the third quarter of fiscal 2012 compared to $3.7 million, or 2.4 percent of sales, in the prior year quarter. The increase in operating income was primarily a result of higher sales levels and improved manufacturing efficiencies.

Corporate — Corporate operating expenses decreased $2.0 million to $22.5 million for the third quarter of fiscal 2012 compared to the prior year quarter. Corporate operating expenses in the prior year quarter included costs related to the development of the Company’s MOVE strategy.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $2.3 million to $18.1 million in the third quarter of fiscal 2012 compared to the prior year quarter. The decrease was largely due to the expiration of the Company’s interest rate swap in December 2011. Third quarter fiscal 2011 interest expense included $3.0 million of expense related to the Company’s interest rate swap. The Company repaid $32.5 million of debt during the third quarter of fiscal 2012.

Provision for Income Taxes — The Company recorded income tax expense of $31.1 million in the third quarter of fiscal 2012, or 29.5 percent of pre-tax income, compared to 34.8 percent of pre-tax income in the prior year quarter. The current year quarter included $6.3 million in lower tax expense (600 basis points) as a result of provision to return adjustments upon filing the Company’s fiscal 2011 tax returns.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2012 of $6.13 billion and net income attributable to Oshkosh Corporation of $151.9 million, or $1.65 per share. This compares with net sales of $5.47 billion and net income attributable to Oshkosh Corporation of $235.9 million, or $2.57 per share, in the first nine months of the prior year. The decrease in net income attributable to Oshkosh Corporation was primarily attributable to changes in the defense segment where an adverse product mix negatively impacted operating income comparisons, offset in part by improved access equipment and commercial segment results as well as favorable discrete income tax benefits.

Updated Fiscal 2012 Expectations

As a result of the solid performance in the third quarter, the Company is increasing its outlook for fiscal 2012. The Company now expects sales in the access equipment segment will be approximately 40 percent higher in fiscal 2012 compared to fiscal 2011 with operating income margins of 7.5 percent to 8.0 percent in the segment. The Company now believes sales in the defense segment will decrease approximately 10 percent in fiscal 2012 compared to fiscal 2011 and that operating income margins in the segment will be in the 5.0 percent to 5.5 percent range. Consistent with prior expectations, the Company believes sales in the fire & emergency segment will be up slightly in fiscal 2012 compared to fiscal 2011. In addition, the Company has reduced expectations for the fire & emergency segment’s operating results from breakeven to a small loss. The Company’s expectations for operating results do not include anticipated costs associated with exiting its ambulance and European mobile medical businesses of $14 million to $18 million. The Company now expects sales in the commercial segment to increase approximately 20 percent in fiscal 2012 compared to fiscal 2011 with operating income margins of 3.5 percent to 4.0 percent in the segment. The Company now believes that corporate expenses in fiscal 2012 will approximate fiscal 2011 expenses. Finally, the Company expects the full year tax rate to be 29 percent to 30 percent as a result of discrete items recorded in the third quarter.

Share Repurchase Authorization

In July 2012, the Company’s Board of Directors approved a 4.0 million increase in the number of shares of the Company’s Common Stock that management is authorized to repurchase. When combined with the 3.2 million shares remaining from a previous authorization, the Company now has authority to repurchase up to approximately 7.2 million shares of its Common Stock.

Conference Call

The Company will comment on third quarter earnings and its fiscal 2012 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; risks that profit on the definitization of contracts with the DoD could differ from the Company’s estimates; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to increase prices to raise margins or offset higher input costs; risks related to the Company’s exit from its ambulance and European mobile medical businesses, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$2,176.3	$2,022.9	$6,130.2	$5,469.3
Cost of sales	1,903.2	1,750.9	5,395.2	4,607.2
Gross income	273.1	272.0	735.0	862.1

Operating expenses:
Selling, general and administrative	134.4	130.8	415.4	389.5
Amortization of purchased intangibles	14.2	15.2	43.9	45.5
Total operating expenses	148.6	146.0	459.3	435.0
Operating income	124.5	126.0	275.7	427.1

Other income (expense):
Interest expense	(18.5)	(21.2)	(57.3)	(69.4)
Interest income	0.4	0.8	1.6	2.6
Miscellaneous, net	(0.8)	(0.5)	(5.1)	(0.4)
Income from operations before income taxes and equity in earnings of unconsolidated affiliates	105.6	105.1	214.9	359.9
Provision for income taxes	31.1	36.6	63.8	124.8
Income from operations before equity in earnings of unconsolidated affiliates	74.5	68.5	151.1	235.1
Equity in earnings of unconsolidated affiliates	1.2	0.1	1.9	0.3
Net income	75.7	68.6	153.0	235.4
Net (income) loss attributable to the noncontrolling interest	—	(0.2)	(1.1)	0.5
Net income attributable to Oshkosh Corporation	$75.7	$68.4	$151.9	$235.9

Earnings per share attributable to Oshkosh Corporation common shareholders
Basic	$0.83	$0.75	$1.66	$2.60
Diluted	$0.82	$0.75	$1.65	$2.57

Basic weighted average shares outstanding	91.4	91.0	91.3	90.8
Effect of dilutive stock options and other equity-based compensation awards	0.5	0.7	0.5	0.8
Diluted weighted average shares outstanding	91.9	91.7	91.8	91.6

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	September 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$390.7	$428.5
Receivables, net	1,268.6	1,089.1
Inventories, net	901.6	786.8
Deferred income taxes	73.8	72.9
Other current assets	45.0	77.3
Total current assets	2,679.7	2,454.6
Investment in unconsolidated affiliates	18.4	31.8
Property, plant and equipment:
Property, plant and equipment	830.7	834.5
Accumulated depreciation	(471.6)	(445.8)
Property, plant and equipment, net	359.1	388.7
Goodwill	1,030.3	1,041.5
Purchased intangible assets, net	790.6	838.7
Other long-term assets	59.4	71.6
Total assets	$4,937.5	$4,826.9

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$—	$40.1
Accounts payable	725.6	768.9
Customer advances	464.5	468.6
Payroll-related obligations	113.9	110.7
Income taxes payable	8.1	5.3
Accrued warranty	87.6	75.0
Deferred revenue	143.8	38.4
Other current liabilities	181.2	184.8
Total current liabilities	1,724.7	1,691.8
Long-term debt, less current maturities	955.0	1,020.0
Deferred income taxes	140.5	171.3
Other long-term liabilities	369.6	347.2
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,747.7	1,596.5
Noncontrolling interest	—	0.1
Total equity	1,747.7	1,596.6
Total liabilities and equity	$4,937.5	$4,826.9

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	June 30,
	2012	2011
Operating activities:
Net income	$153.0	$235.4
Depreciation and amortization	95.8	105.1
Stock-based compensation expense	9.0	11.5
Deferred income taxes	(35.2)	11.5
Dividends from equity method investees	6.5	—
Other non-cash adjustments	0.8	(3.6)
Changes in operating assets and liabilities	(155.6)	(81.2)
Net cash provided by operating activities	74.3	278.7

Investing activities:
Additions to property, plant and equipment	(33.9)	(53.9)
Additions to equipment held for rental	(5.9)	(3.1)
Proceeds from sale of property, plant and equipment	7.5	1.0
Proceeds from sale of equipment held for rental	3.2	13.1
Proceeds from sale of equity method investments	8.7	—
Other investing activities	7.2	(4.2)
Net cash used by investing activities	(13.2)	(47.1)

Financing activities:
Repayment of long-term debt	(105.0)	(65.4)
Net repayments under revolving credit facility	—	(125.0)
Proceeds from the exercise of stock options	3.1	7.9
Other financing activities	(0.2)	1.9
Net cash used by financing activities	(102.1)	(180.6)

Effect of exchange rate changes on cash	3.2	3.8
Increase (decrease) in cash and cash equivalents	(37.8)	54.8
Cash and cash equivalents at beginning of period	428.5	339.0
Cash and cash equivalents at end of period	$390.7	$393.8

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	June 30, 2012			June 30, 2011
	External		Net	External		Net
	Customers	Intersegment	Sales	Customers	Intersegment	Sales
Access equipment
Aerial work platforms	$426.1	$—	$426.1	$294.4	$—	$294.4
Telehandlers	260.8	—	260.8	144.3	—	144.3
Other	127.0	0.7	127.7	124.0	17.4	141.4
Total access equipment	813.9	0.7	814.6	562.7	17.4	580.1

Defense	957.9	0.6	958.5	1,105.8	1.2	1,107.0

Fire & emergency	234.0	12.1	246.1	211.3	4.7	216.0

Commercial
Concrete placement	67.4	—	67.4	48.7	—	48.7
Refuse collection	77.5	—	77.5	71.5	—	71.5
Other	25.6	5.7	31.3	22.9	15.4	38.3
Total commercial	170.5	5.7	176.2	143.1	15.4	158.5
Intersegment eliminations	—	(19.1)	(19.1)	—	(38.7)	(38.7)
Consolidated	$2,176.3	$—	$2,176.3	$2,022.9	$—	$2,022.9

	Nine Months Ended			Nine Months Ended
	June 30, 2012			June 30, 2011
	External		Net	External		Net
	Customers	Intersegment	Sales	Customers	Intersegment	Sales
Access equipment
Aerial work platforms	$1,059.8	$—	$1,059.8	$636.0	$—	$636.0
Telehandlers	643.4	—	643.4	358.8	—	358.8
Other	375.2	124.3	499.5	329.7	54.1	383.8
Total access equipment	2,078.4	124.3	2,202.7	1,324.5	54.1	1,378.6

Defense	2,994.6	2.2	2,996.8	3,188.9	4.1	3,193.0

Fire & emergency	563.0	27.6	590.6	580.8	13.9	594.7

Commercial
Concrete placement	166.8	—	166.8	123.3	—	123.3
Refuse collection	252.5	—	252.5	194.2	—	194.2
Other	74.9	21.3	96.2	57.6	54.6	112.2
Total commercial	494.2	21.3	515.5	375.1	54.6	429.7
Intersegment eliminations	—	(175.4)	(175.4)	—	(126.7)	(126.7)
Consolidated	$6,130.2	$—	$6,130.2	$5,469.3	$—	$5,469.3

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating income (loss):
Access equipment	$88.2	$29.5	$169.7	$30.5
Defense	40.2	112.5	174.5	472.0
Fire & emergency	6.4	4.4	(14.9)	0.4
Commercial	12.1	3.7	22.9	1.3
Corporate	(22.5)	(24.5)	(76.6)	(81.2)
Intersegment eliminations	0.1	0.4	0.1	4.1
Consolidated	$124.5	$126.0	$275.7	$427.1

	June 30,
	2012	2011
Period-end backlog:
Access equipment	$729.7	$613.6
Defense	3,261.1	4,855.6
Fire & emergency	530.1	458.2
Commercial	148.4	125.6
Consolidated	$4,669.3	$6,053.0

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